SUBCUSTODIAN AGREEMENT


     AGREEMENT made as of the fourth day of April, 1994, as amended on the first day of November, 1995, between Mellon Bank, N.A. (hereinafter referred to as the "Custodian"), a national banking association with its principal place of business at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258 and Boston Safe Deposit and Trust Company (hereinafter referred to as the "Subcustodian"), a trust company having its principal office at One Boston Place, Boston, Massachusetts.

     WHEREAS, the Custodian has been appointed by The Dreyfus/Laurel Funds, Inc. (the "Fund") to act as custodian of all of the securities and monies at the time owned by or in the possession of the Fund pursuant to the terms of the Custody Agreement dated as of April 4, 1994, as amended, , 1995 between the Fund and the Custodian (the "Agreement"), a copy of which is annexed hereto; and

     WHEREAS, the Custodian has accepted appointment as such custodian and has agreed to perform the duties thereof as set forth in the Agreement; and

     WHEREAS, Section 12(f) of the Agreement provides that the Custodian may appoint one or more banking institutions to act as Sub-Custodian of securities and monies at any time owned by the Fund, upon terms and conditions specified in a certificate signed on behalf of the Fund, and the Fund has given such a certificate to the Custodian;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the Custodian and the Subcustodian hereby agree as follows:

     1. Definitions. Terms used herein and not otherwise defined shall have the meanings provided for in the Agreement.

     2.   Appointment of Subcustodian.

          (a) The Custodian hereby constitutes and appoints the Subcustodian as subcustodian of all the securities and monies at the time owned by or in the possession of the Fund during the period of the Agreement.

          (b) The Subcustodian hereby accepts appointment as such subcustodian and agrees to perform the duties hereof as hereinafter set forth.

     3. Duties of the Subcustodian. Subject to the overall supervision and direction of the Custodian, the Subcustodian shall perform and discharge the duties and obligations of the Custodian set forth in the following indicated sections of the Agreement:

               4.   Custody of Cash and Securities.

               5.   Purchase and Sale of Investments of the Fund.

               6.   Lending of Securities.

               7.   Payment of Dividends and Distributions.

               8.   Sale and Redemption of Shares of the Fund.

               9.   Indebtedness.

               10.  Persons Having Access to Assets of the Fund.

               11.  Overdraft Facility and Security for Payment.

     4.   Concerning the Subcustodian.

          (a) Standard of Conduct. Except as otherwise provided herein or in the Agreement, neither the Subcustodian nor its nominees shall be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except any such loss or damage arising out of its own negligence or willful misconduct. The Subcustodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund or of counsel to the Custodian or of its own counsel, at the expense of the Custodian, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

          (b) Limit of Duties; Appointment of Agents. The Subcustodian shall be entitled to the benefit of the provisions of Sections 12(b) through
(g) and 12(i) of the Agreement as if it were the Custodian specified therein.

          (c) Inspection of Books and Records. The books and records of the Subcustodian shall be open to inspection and audit at reasonable times by officers and auditors employed by the Fund or the Custodian and by the appropriate employees of the Securities and Exchange Commission.

               The Subcustodian shall provide the Fund and the Custodian with any report obtained by the Subcustodian on the system of internal accounting control of the Book-Entry System or the Depository and with such reports on its own systems of internal accounting control as the Fund or the Custodian may reasonably request from time to time.

          (d) Compensation of the Subcustodian. The Custodian agrees to pay the Subcustodian from time to time such compensation for its services and such out-of-pocket or incidental expenses of the Subcustodian pursuant to this Subcustodian Agreement as may be mutually agreed upon in writing from time to time.

     5.   Term and Termination.

          (a) This Agreement shall become effective on the date first set forth above and shall continue in effect thereafter as the parties may mutually agree.

          (b) Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice, provided that any such notice shall be followed within 60 days by Instructions specifying the names of the person to whom the Subcustodian shall deliver Securities in the Account(s) and to whom the Cash in the Account(s) shall be paid. If within 60 days following the giving of such notice of termination, the Subcustodian does not receive such Instructions, the Subcustodian shall continue to hold such Securities and Cash subject to this Subcustodian Agreement until such Instructions are given.

     6.   Miscellaneous.

          (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258 or at such other place as the Custodian may from time to time designate in writing. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Subcustodian shall be sufficiently given if addressed to the Subcustodian and mailed or delivered to it at its offices at One Boston Place, Boston, Massachusetts 02108 or at such other place as the Subcustodian may from time to time designate in writing.

          (b) This Subcustodian Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

          (c) This Agreement shall not be assignable by either party but shall bind any successor in interest of the Custodian and the Subcustodian respectively.

          (d) This Subcustodian Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

          (e) This Subcustodian Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Subcustodian Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.


                         MELLON BANK, N.A.



                         By:_______________________________________________
                         Name:
                         Title:



                         BOSTON SAFE DEPOSIT AND TRUST COMPANY



                         BY:_______________________________________________
                         Name:
                         Title: